UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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COMMUNITY BANK SHARES OF INDIANA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

Community Bank Shares of Indiana, Inc.

April 17, 2009

Dear Stockholder:
I am pleased to invite you to attend the Annual Meeting of Stockholders of Community Bank Shares of Indiana, Inc.,  which will be held at The Grand, located at 138 East Market Street, New Albany, Indiana, on Tuesday, May 19, 2009 at 1:00 p.m., Eastern Daylight Time.

At the meeting, we will be electing 3 directors, as well as considering ratification of the selection of Crowe Horwath LLP as our independent registered public accounting firm.

You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card or voting instruction form.  Of course, you may also vote by returning the enclosed proxy card or voting instruction form.  It is important that your shares be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person.  We urge you to vote by Internet, telephone or by marking, signing and dating your proxy card today and returning it in the envelope provided, even if you plan to attend the Annual Meeting.  This will ensure that your vote is counted if you are unable to attend.

Light appetizers will be served from 11:30 a.m. until 12:45 p.m., for those who would like a snack before the meeting begins.

We feel that the Annual Meeting is an important opportunity to communicate with our shareholders and we look forward to seeing you.  Your continued support of and interest in Community Bank Shares of Indiana, Inc. is greatly appreciated.

Sincerely,
James D. Rickard
President and Chief Executive Officer

Community Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, Indiana  47150
(812) 944-2224

Notice of Annual Stockholders’ Meeting to be held on May 19, 2009

April 17, 2009

Date:	Tuesday, May 19, 2009
Time:	1:00 p.m., Eastern Daylight Time
Place:	The Grand 138 East Market Street New Albany, Indiana 47150
Purpose:	• To elect three directors, • Ratify the appointment of the independent registered public accounting firm, and • To transact such other business as may properly come before the meeting
Record Date:	Close of business on March 12, 2009

It is desirable that as many stockholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You may revoke the proxy at any time before the authority therein is exercised.

By order of the Board of Directors,
Pamela P. Echols
Secretary

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed Proxy Card in the accompanying postage-paid envelope.

If you plan to attend the meeting, please note that registration will begin at 11:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.   Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

                                                                                                                              Table of Contents

Letter from President	1
Notice of Annual Meeting of Stockholders	2
Table of Contents	3
Voting Information	4
Proxy Solicitations	5
Annual Report	5
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2009	5
Multiple Stockholders Sharing the Same Address	5
Directions to Stockholders’ Meeting	6
Corporate Governance and Board Matters	6
Certain Relationships and Related Person Transactions	8
Stockholder Communications with the Board of Directors	8
Stockholder Proposals for 2010 Annual Meeting	9
Executive Compensation	9
Compensation Discussion and Analysis	9
Summary Compensation Table	16
Grants of Plan-Based Awards	18
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	18
Employment Agreements	19
Outstanding Equity Awards at Fiscal Year End	21
Pension Benefits	22
Potential Payments Upon Termination or Change in Control	22
Payments upon Termination of Employment Agreement	22
Severance Payment Table	23
Payments Upon “Change in Control”	24
Change in Control Compensation Table	25
Compensation Committee Report	26
Compensation Committee Interlocks and Insider Participation	27
Stock Ownership by Directors and Executive Officers	28
Report of the Audit Committee	29
Independent Registered Public Accounting Firm	30
Items To Be Voted On	30
Proposal No. 1 – Election of Directors	30
Information About Director Nominees	31
Information About Continuing Directors	31
Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm	32
Executive Officers Who Are Not Directors	32
Other Matters	32

Community Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, Indiana  47150
(812) 944-2224

Proxy Statement
Notice of Annual Stockholders’ Meeting to be held on May 19, 2009

We are sending you this proxy statement because the Board of Directors of Community Bank Shares of Indiana, Inc. is soliciting your proxy to vote your shares at our Annual Meeting of Stockholders to be held on May 19, 2009 and at any adjournments. This proxy statement and accompanying proxy is first being mailed on or about April 17, 2009 to stockholders of record as of the close of business on March 12, 2009.

As used in this proxy statement, the terms the “Company”, “we”, “us” and “our” refer to Community Bank Shares of Indiana, Inc., an Indiana corporation.

Voting Information

Who Can Vote.  Only stockholders of record at the close of business on March 12, 2009 will be entitled to vote at our Annual Meeting.  On March 12, 2009, there were 3,251,437 shares of Company Common Stock issued and outstanding, and we had no other class of equity securities outstanding.  Each share of Common Stock is entitled to one vote at the Annual Meeting on each matter properly presented at the meeting.  Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

Voting by Proxy.  Stockholders may vote at the Annual Meeting in person or by proxy.  Timothy T. Shea and James D. Rickard have been designated as proxies by our Board of Directors.  You can vote your shares by proxy by voting on the Internet, the telephone, or by signing, dating and mailing the enclosed proxy card.  To vote by internet, please access your proxy by accessing www.proxyvotenow.com/cbin.  To vote by telephone, please call 1-866-855-9704.

If you vote by Internet, telephone or by signing and returning the enclosed proxy card, your shares will be voted in accordance with the instructions you provide.  If you vote without providing contrary instructions, your proxy will be voted in the following manner:

• for the nominees for director as described in this proxy statement;
• for the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for 2009; and
• for the transaction of such other business as may properly come before the Annual Meeting, in accordance with the judgment of the persons appointed as proxies.  At the time of this mailing management is not aware of any such other business.

If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

The proxies being solicited may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

We expect no matters to be presented for action at the Annual Meeting other than the items described in this proxy statement.  By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking a Proxy.  You may revoke or change your proxy at any time before it is exercised by (i) filing with the Secretary of the Company written notice of revocation (Pamela P. Echols, Secretary, Community Bank Shares of Indiana, Inc., P.O. Box 939, 101 West Spring St., New Albany, Indiana 47150); (ii) submitting to the Secretary a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and (after having given the Secretary notice of your intention to vote in person) voting your shares of our Common Stock in person.   If your shares are held through a broker, please contact the broker to revoke or change your proxy or obtain a proxy in order to vote in person at the Annual Meeting.

Votes Required.  Inspectors of Election will count votes cast at the Annual Meeting.  Our directors are elected by a plurality of the votes cast at the Annual Meeting.  A “plurality” means that the three nominees receiving the most votes for director positions expiring in 2012 will be elected directors.  All other matters, including the proposal to ratify the appointment of the Company’s independent registered public accounting firm, will be approved if the votes cast for the proposal exceed the votes cast against the proposal at the Annual Meeting, except as otherwise provided by statute, our articles of incorporation or our bylaws.  Abstentions as to all such matters to come before the Annual Meeting will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Brokers holding shares of record for customers generally are not permitted to vote on certain matters unless they receive voting instructions from their customers.  When brokers do not receive voting instructions from their customers, they notify the Company on the proxy form that they lack voting authority.  The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”  Broker non-votes will not be counted as votes for or against a matter and will not be included in calculating the number of votes necessary for approval on those matters.

Quorum.  The presence in person or by proxy of at least a majority of the outstanding shares of our Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  A majority of the shares of our Common Stock entitled to vote on a matter constitutes a quorum for action on that matter.  A share of our Common Stock is deemed present for quorum purposes once it is represented at our Annual Meeting.   Shares of our Common Stock represented by properly executed and returned proxies will be treated as present.  Shares of our Common Stock held in the name of an individual who attends our Annual Meeting are deemed present “in person” at our Annual Meeting.  Shares of our Common Stock present at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

Proxy Solicitations

We will pay all of the expenses of this solicitation of proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our Common Stock.  In addition to solicitations by mail, our Directors, officers, and employees may solicit proxies personally or by telephone without additional compensation.

Annual Report

Accompanying this proxy statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2008, as well as a copy of our Annual Report on Form 10-K for fiscal year 2008 filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.   Such Annual Report and Form 10-K are not a part of the proxy solicitation materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2009

This proxy statement, the form of proxy, our Annual Report to Stockholders and our Annual Report on Form 10-K for fiscal year 2008, are available at www.cfpproxy.com/3799.

Multiple Stockholders Sharing the Same Address

A single Proxy Statement, as well as a single copy of our Annual Report to Stockholders and Annual Report on Form 10-K, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the affected stockholders.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement as well as a separate copy of our Annual Report to Stockholders and Annual Report on Form 10-K, please notify your broker or direct your written request to Community Bank Shares of Indiana, Inc., Attn: Pamela P. Echols, Corporate Secretary, P.O. Box 939, 101 West Spring St., New Albany, Indiana 47150, or contact Ms. Echols at (812) 981-7373.  If your broker is not currently “householding” (i.e., you received multiple copies of our Proxy Statement as well as our Annual Report to Stockholders and Annual Report on Form 10-K), and you would like to request delivery of a single copy, you should contact your broker.

Directions to Stockholders’ Meeting

       Our stockholder meeting will be held at The Grand, 138 East Market Street, New Albany, Indiana  47150.  If you need directions, please contact Pamela P. Echols, Corporate Secretary, at Community Bank Shares of Indiana, Inc., P.O. Box 939, 101 West Spring St., New Albany, Indiana 47150, or contact Ms. Echols at (812) 981-7373.

Corporate Governance and Board Matters

Corporate Governance Guidelines; Code of Ethics.  Ethical business conduct is a shared value of our Board of Directors, management and employees.  Our Code of Ethics applies to our Board as well as all employees and officers, including our principal executive officer, principal financial officer and principal accounting officer.

Our Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business.  We encourage all employees, officers and Directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in such Code of Ethics.  A copy of our Code of Ethics is available through the Investor Relations section (Governance Documents subsection) of our website at the following address:  www.yourcommunitybank.com.

Board Structure and Committees.  Currently, there are 9 members of our Board of Directors:

Timothy T. Shea, Chairman                          Gary L. Libs, Vice Chairman
George M. Ballard                                          James D. Rickard
R. Wayne Estopinal                                       Kerry M. Stemler
Gordon L. Huncilman                                     Steven R. Stemler
Norman E. “Ned” Pfau, Jr.

Regular meetings of the Board of Directors of the Company are held on a monthly basis.  The Board of Directors held a total of 13 meetings during the year ended December 31, 2008.  All of the directors attended at least 75% of all the meetings of our Board of Directors and the committees on which they served during the year ended December 31, 2008.  While not a policy, it is our practice that Directors attend the Annual Meeting of Stockholders.  All of our directors attended our 2008 Annual Meeting.

Our Board of Directors has four standing committees:  the Executive Committee, the Audit Committee, the Compensation Committee and the Nominations Committee.

Members of Executive Committee	Functions of the Committee	Meetings in 2008
Timothy T. Shea, Chairman Gary L. Libs James D. Rickard Kerry M. Stemler	• Exercises powers of the Board of Directors between meetings of the full Board	12
Members of Compensation Committee	Functions of the Committee	Meetings in 2008
Timothy T. Shea, Chairman Gary L. Libs	Please refer to the sections in this proxy entitled “Executive Compensation - Compensation Discussion and Analysis” and “Executive Compensation - Compensation Committee Report”	4
Members of Nominations Committee	Functions of the Committee	Meetings in 2008
Timothy T. Shea, Chairman Gary L. Libs Kerry M. Stemler	• Recommends individuals to stand for election or re-election as directors; • Considers recommendations by our stockholders of potential nominees for election as directors; and • Makes recommendations to our board concerning the structure of our Board and corporate governance matters	1
Members of Audit Committee	Functions of the Committee	Meetings in 2008
Gordon L. Huncilman, Chairman George M. Ballard Timothy T. Shea
• Serves as audit committee for us and for our subsidiaries, Your Community Bank and The Scott County State Bank;
• Monitors the integrity of our financial reporting processes and the quality of our systems of internal controls regarding finance, accounting and legal compliance;
• Selects our independent auditor and determines such auditor’s compensation;
• Monitors the independence and performance of the independent auditor, management and the internal audit department;
• Pre-approves, if appropriate, all related party transactions;
• Monitors our compliance with legal and regulatory requirements; and
• Oversees the establishment and investigation of complaints regarding accounting, internal accounting controls or audit matters

		5

Board and Committee Independence; Audit Committee Financial Expert.  All Company directors apart from Mr. Rickard are “independent directors” as defined by the rules of NASDAQ.  Our Board of Directors has determined that each of the following directors is independent under the rules of NASDAQ after considering the following Company payments:

Gary Libs – payments to a paving company of which Mr. Libs is the sole owner;
Kerry Stemler – payments made to a real estate construction firm of which Mr. Stemler is the sole owner;
        Steven Stemler - payments made to a plumbing and irrigation service company of which Mr. Stemler is the sole owner; and
        Wayne Estopinal – payments made to an architectural firm of which Mr. Estopinal is the sole owner.

Further, our Board of Directors has determined that each of the members of the Audit Committee is independent as defined by the rules of NASDAQ for audit committee members.  Our Board of Directors has determined (in accordance with Securities and Exchange Commission Regulation S-K 407(d)) that Timothy T. Shea satisfies the qualifications of “financial expert” and Mr. Shea accordingly has been designated as the Audit Committee financial expert.

Executive Sessions of the Board.  Non-management Directors meet in executive sessions without management.  “Non-management” directors are all those who are not officers of the Company or a subsidiary and may include Directors who are not “independent directors” as determined under NASDAQ rules by virtue of a material relationship with the Company or a family relationship.  Executive sessions are held at least twice annually in conjunction with regularly scheduled Board meetings.  Other sessions may be called at the request of the Board.

Consideration of Director Nominees.  The Nominations Committee will consider director candidates who have been identified by other Directors, officers or our stockholders but has no obligation to recommend such candidates for nomination.  The Nominations Committee will apply the same procedure for evaluating nominees for Director, regardless of the source of identification of such nominee, including whether or not the nominee was recommended by a stockholder, current Director, officer or other source.  The Nominations Committee does not have a charter.

For a stockholder to submit a candidate for consideration as a director at our 2010 Annual Meeting of Stockholders, a stockholder must notify our corporate secretary no later than December 18, 2009 (the date 120 days prior to the first anniversary of the date of the 2009 annual meeting proxy statement) and provide the following supporting information:

1.	The name and address of the candidate and the nominating stockholder;

2.
A comprehensive biography and resume of the candidate and an explanation of why the candidate is qualified to serve as a Director, taking into account the criteria identified in our evaluation guidelines (see below);

3.
Proof of ownership, the class and number of shares, and the length of time that the shares of our Common Stock have been beneficially owned by the nominating stockholder (and the candidate if the candidate owns any of our voting securities);

4.	A resume of the nominating stockholder; and

5.	A letter signed by the candidate stating his or her willingness to serve if elected.

Notices and supporting information should be sent to:  Community Bank Shares of Indiana, Inc., P.O. Box 939, 101 West Spring Street, New Albany, Indiana 47150, Attn:  Corporate Secretary.

Neither the Board of Directors nor the Nominations Committee has adopted any specific, minimum qualifications that must be met by Nominations Committee-recommended nominees for the Board of Directors.  While the Nominations Committee looks at a variety of factors in evaluating nominees, it has not adopted any specific qualities or skills for a candidate it believes are necessary.  In determining what candidates it should nominate for election to the Board of Directors, the Nominations Committee considers the following:

1.	Merit, qualifications, performance, character and integrity and the Company’s business needs, as well as compliance with the Company’s anti-discrimination policies and federal, state and local laws;

2.
The composition of the entire Board, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the Board; the need for financial, business, financial industry, public company and other experience and expertise on the Board and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders;

3.	Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties as director;

4.
Candidates shall be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole; and

5.	Any other criteria the Nominations Committee deems important.

Compensation of Directors.  The following table summarizes the compensation we paid to our directors in 2008.

Name	Fees Earned or Paid in Cash	Option Awards[1]	Total
George M. Ballard	$17,450	$3,300	$20,750
R. Wayne Estopinal	17,950	2,500	20,450
Gordon L. Huncilman	24,450	2,900	27,350
Gary L. Libs	43,750	2,500	46,250
Ned Pfau	11,250	3,300	14,550
Timothy T. Shea	42,900	3,300	46,200
Kerry M. Stemler	27,400	2,500	29,900
Steven R. Stemler	17,700	2,500	20,200

____________________________________

(1)  The amounts under this column represent the Financial Accounting Standards 123R expense relating to each director’s previously granted stock options, which we recognized during 2008.  The options have a term of ten years, vest in their entirety three (3) years after the date granted (assuming the option recipient is still our director) and are exercisable at a strike price equal to 110% of the closing market price of a share of Common Stock on the grant date.  Each of the directors listed above, except for Mr. Pfau, were granted their options in 2005 and the grant date fair value of each stock option was $2.50, computed in accordance with Financial Accounting Standards 123R.  Mr. Pfau was granted his options in 2007, and the grant date fair value of each of his stock options was $2.43, computed in accordance with Financial Accounting Standards 123R.  The aggregate number of stock options (vested and unvested) held by our directors as of December 31, 2008 was 27,500.

Each non-employee Director receives a fee of $750 for attending each Board meeting and a fee of $250 for attending each committee meeting.  Those Directors that are also members of the Your Community Bank board of directors receive $700 for attending each Bank board meeting and a fee of $250 for each committee meeting.  Messrs. Shea and Ballard are also members of the Nelson County Advisory Board, for which each receives a fee of $600 per meeting.  Our Chairman of the Board of Directors receives an additional fee of $1,000 per month, and our Vice-Chairman of the Board of Directors receives an additional fee of $300 per month.  The Chairman of the Audit Committee receives $1,000 per meeting of that committee in addition to his $250 committee fee and $200 for each meeting with our Independent Registered Public Accounting Firm regarding the Company’s SEC filings on Forms 10-Q and 10-K.

Certain Relationships and Related Person Transactions

Family Relationships.  There are no “family relationships” between any Directors or executive officers or person nominated or chosen to become Director or executive officer.  “Family Relationship” means a relationship by blood, marriage or adoption not more remote than first cousin.

General Transactions.  From time to time in the ordinary course of business, we and our subsidiaries engage in transactions with or acquire goods or services from Directors and companies they control.  We intend that all transactions between us, our affiliates, and our executive officers, Directors, holders of 10% or more of the shares of any class of our Common Stock and affiliates thereof, will contain terms no less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.  All transactions between us, our affiliates, and our executive officers, Directors, and their related interests are reviewed by the Audit Committee prior to the service being performed or the goods being purchased to insure that our aforesaid intention is satisfied.  All potential related party providers are identified and given an annual limit which is approved by the Audit Committee.  On a quarterly basis all expenditures to related parties are reviewed by the Audit Committee to assure limits are not exceeded and independence is not impaired.  It is the intent of the Board not to allow anyone a large enough limit to exceed the regulatory guidance.

Indebtedness of Management.  During 2008 some of our Directors and officers (and directors and officers of our subsidiaries, Your Community Bank and The Scott County State Bank) and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, Your Community Bank and The Scott County State Bank. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons not related to the lender and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

Additional information concerning transactions with related persons is hereby incorporated by reference to Note 3 on page 69 and Note 6 on page 72 of our December 31, 2008 audited consolidated financial statements filed on Form 10-K.

Stockholder Communications with the Board of Directors

We do not have a formal process for our stockholders to send communications to our Board of Directors.  As a community banking organization, the Board of Directors has not viewed it necessary to adopt a formal process; all Directors are open to receiving communications from stockholders.  Our Board of Directors welcomes communications from our stockholders.  Stockholders may communicate with any member of the Board of Directors, including the chairman of any committee, an entire committee, only independent Directors or all Directors as a group, by sending written communications to: Corporate Secretary, Community Bank Shares of Indiana, Inc., P.O. Box 939, 101 West Spring Street, New Albany, Indiana 47150.

A stockholder must include his or her name and address in any such written communication and indicate whether he or she is a Company stockholder.

The Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate Director or Directors.  Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee.  The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances to Directors, but will instead forward them to the appropriate department within the Company for resolution.  The Corporate Secretary will retain a copy of such communications for review by any Director upon his or her request.

Stockholder Proposals for 2010 Annual Meeting

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our principal executive offices, P.O. Box 939, 101 West Spring St., New Albany, Indiana 47150, Attn: Pamela P. Echols, Secretary, no later than December 18, 2009.  We urge that any such proposals be sent certified mail, return receipt requested.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you do not need to contact us in advance.  However, if you do not notify us on or before March 3, 2010 of any matter that you wish to present at next year’s annual meeting, then the stockholders’ proxies that we solicit in connection with our 2010 Annual Meeting of  Stockholders will confer on the proxyholders’ discretionary authority to vote on the matter that you present at our 2010 Annual Meeting.

Executive Compensation

Compensation Discussion and Analysis

Overview

Introduction:  Through our bank subsidiaries, we provide regional financial services in Southern Indiana, the Louisville metropolitan area and Nelson County, Kentucky.  We believe that we will achieve our financial goals in this very competitive and depressed environment through retaining exceptional people and providing exceptional service.

Compensation Philosophy:  While we are committed to hiring the best individuals at all levels of our institutions, we believe that it is imperative for us to attract and retain exceptional people to serve on our senior management team.  We view our senior management team as consisting of ten (10) individuals (including our “Named Executive Officers” in the “Summary Compensation Table” below and the other executive officers mentioned under “Executive Officers Who Are Not Directors” below).   The Compensation Committee of our Board of Directors has designed our executive compensation program to do the following:

•	attract and retain the most capable executives, and

•	motivate these individuals to reach their highest level of achievement in order to enhance the value of the investment made in our Company by our stockholders.

Because of these dual goals, a significant portion of the compensation packages for our senior management team is long-term and performance based.  The aims of such compensation arrangements are to:

•	pay for performance which enhances stockholder values, and

•	hold out the prospect of reasonable rewards for superior performance related to short and long- term Company results.

While the Compensation Committee has the power to modify the compensation programs (and has exercised such power from time-to-time), the Company’s overall compensation philosophy has remained consistent with these objectives.

Elements of Compensation:  Total compensation for each member of our senior management consists of:

•	currently paid compensation elements consisting of salary, bonus and minimal perquisites,

•	long-term elements, which include three long-term compensation programs, and

•	employment agreements for our Named Executive Officers, which provide for change in control payments under certain circumstances.

We address each element of our compensation arrangements separately below.

Measuring Performance:  The Compensation Committee determines each executive’s compensation package following the end of the prior calendar year based upon the Compensation Committee’s assessment of the Company’s performance and each executive’s contribution.  The Compensation Committee does not rely on a formulaic approach in determining the allocation between the long-term and currently paid compensation elements of any executive’s compensation arrangement.  Nor is any mathematical rule applied in allocating between cash and non-cash compensation, or between different forms of non-cash compensation.  The Compensation Committee has, however, with respect to currently paid compensation, increasingly relied upon performance-driven bonus compensation as a percentage of the currently paid compensation for its Named Executive Officers.  Moreover, through the Company’s Performance Units Plan (as described below), the grant of restricted stock units (as described below) under our Stock Award Plan, and the recent grant of deferred stock units (as described below), the Compensation Committee has placed more emphasis upon the Company’s long-term compensation goals, including retention of key executives.

Effect of Recent Economic Conditions on Compensation for 2008:  The stalled economy and extreme disruptions in the capital markets have severely affected the performance of nearly all financial institutions in the United States in 2008 and the beginning of 2009, including our performance.  As stated above, a portion of each senior manager’s compensation is based on pay for performance targets.  Since our Company did not meet its financial targets and many of our senior managers did not meet their personal targets set by the Compensation Committee, bonuses awarded to senior managers were significantly reduced from prior years.

Effect of Recent Economic Conditions on Future Compensation:  The current state of the financial markets makes it extremely difficult for the Compensation Committee to set realistic, long-term performance goals for our senior managers.   Additionally, unexercised stock options are not in the money, and the 2006 Performance Units were not realized because they did not meet their performance objectives.  Accordingly, the Compensation Committee has chosen to grant a variation to the performance unit, a long-term award that it believes is consistent with our pay for performance objectives and also offers some flexibility in dealing with overall economic fluctuations.  While similar in many aspects to previously granted performance units, the deferred stock units provide for a long-term payout with shorter-term performance criteria.  The deferred stock units will be paid after a three-year performance period but have annual performance goals.  Thus, a deferred stock unit recipient could receive a payout if the Company met its target performance goals for one, two or three years.  Please refer to “Deferred Stock Units” below for more detailed information regarding this long-term compensation.

Currently Paid Compensation Elements

Base Salaries.  In setting base salaries, we do not adhere inflexibly to benchmarking or mathematical formulas.  With respect to the base salaries of our senior management team, our Compensation Committee reviews each executive’s base salary annually.  For annual base salary increases (particularly material ones), our Compensation Committee considers an executive’s increased level of experience, whether or not the executive’s responsibilities have increased over the past year or are in the process of being increased, and the extent to which the executive has satisfied his or her performance goals for the prior year.

Bonuses.  The Compensation Committee uses cash bonuses as a performance-driven, short-term incentive for each member of our senior management team.  Our current senior management bonus plan prescribes for each executive an annual set of goals that includes Company-wide goals as well as goals tailored to the executive’s role with us.  Moreover, most of these goals are objective.  For example, while (consistent with the Company’s compensation philosophy of rewarding performance which enhances stockholder value) a prescribed Company net income goal is included among the goals for most of our executives, the goals for our market presidents include goals tied to loan production, growth in non-interest income and deposits, and regulatory examination results.  Our compliance executives have goals focused upon the results of both safety and soundness examinations and compliance examinations as well as our loan quality.  For each executive, each goal is given both a weighting factor which determines the portion of any bonus attributable to the achievement of that goal (the weighting for net income ranging from 25% to 45%) and a specific bonus amount which will be granted the executive if the goal is realized.

Perquisites.  We provide minimal perquisites to our senior management team (including our Named Executive Officers).  There is no formula for how perquisites are utilized in the total compensation package; rather, such perquisites assist the Company in marginally augmenting total compensation.  For example, each Named Executive Officer has received a car allowance in recent years.  This car allowance is used as a salary supplement to help us arrive at overall currently paid compensation packages competitive with comparable financial institutions (though such car allowance is a cash payment that in no case exceeds $800 per month).  Please refer to “Summary Compensation Table” below, which reflects base salary, bonus and perquisite compensation for each of our Named Executive Officers.

Long-Term Compensation Elements

Stock Award Plan.  Members of our senior management team are awarded stock options under the Company’s Stock Award Plan.  Our Compensation Committee views stock options as a retention tool by virtue of (a) the manner in which such options vest and (b) the “ownership mentality” fostered in option recipients.  These options are typically annually awarded in late spring or early summer following our Annual Stockholders’ Meeting; some options, however, are granted at the time of the initial employment of a senior manager or upon an increase in duties for a senior manager. The options granted under our Stock Award Plan have terms of ten years, vest in their entirety three (3) years after the date granted (assuming the option recipient is still in our employ) and for our senior management team and directors, are exercisable at a strike price equal to, at the discretion of the Compensation Committee, 110% or 100% of the closing market price of a share of Common Stock on the grant date.  Historically, the ten percent strike price “premium” is viewed less as an incentive for performance but rather as recognition of the natural increase in the value of a share of Company Common Stock likely to occur over the long exercise period of the options.  The Compensation Committee did not grant any stock options to senior management in 2008; rather it chose to grant restricted stock units instead.

1997 Incentive Stock Option Plan.  Some of our senior management team hold unexercised vested options that were granted under our 1997 Incentive Stock Option Plan.  The options granted under our 1997 Incentive Stock Option Plan have terms of ten years and are exercisable at a strike price equal to the closing market price of a share of Common Stock on the grant date.  The options vested ratably over a period of two to three years, depending upon the year in which they were awarded.  We have not granted any options under this plan since 2004.

Restricted Stock Units.  Based in part upon the analysis by Mercer, a human resource consulting firm, in the survey it provided to the Company in 2007 (see “Process for Determining Compensation” below), the Compensation Committee awarded restricted stock units to our senior management under the Company’s Stock Award Plan in January 2008.  In keeping with our compensation philosophy of (a) paying our executives for performance, which enhances stockholder values and (b) providing our executives with the prospect of reasonable rewards for superior performance related to short and long-term Company results, the Compensation Committee wanted to provide additional long-term compensation incentives in the form of restricted stock units.

Each 2008 restricted stock unit represents an unfunded contractual right of the executive to receive from us one (1) share of our Common Stock upon vesting.  The 2008 restricted stock units that were awarded will vest in their entirety three (3) years after the date granted (assuming the restricted stock unit recipient is still in our employ).  Please refer to the table entitled “Summary Compensation Table” below, which reflects restricted stock grants in 2008.

Performance Units Plan.  In 2005, 2006 and 2008, the Compensation Committee relied upon the Company’s Performance Units Plan as a long-term compensation tool to encourage the Company’s executives to help the Company meet specific long-term performance goals.  The Performance Units Plan provides that the vesting and value of the awards under this plan be based on the Company’s performance over at least two but not more than four years.  Realized awards under the plan are to be paid in the form of shares of Company Common Stock (though the Compensation Committee may authorize cash payments in amounts sufficient to satisfy applicable tax withholding obligations).

Awards under our Performance Units Plan have been made in June of 2005, in September of 2006 and in January of 2008.  The realization of awards granted in 2005 occurred during the first fiscal quarter of 2007.  The awards granted in 2006 will not be realized in 2009 because the relevant targets were not satisfied.  While, as described below, the technical performance criteria used in the three sets of awards have differed, each is fundamentally driven by net income in keeping with the Company’s consistent philosophy of using long-term compensation as a tool of rewarding and retaining management for the enhancement of stockholder value.

•
Performance Units Awarded in 2005.  The performance units awarded in 2005 used as performance criteria the Company’s achieving a combination of (a) certain targeted compounded annual loan and deposit growth for the fiscal years 2004, 2005 and 2006 and (b) certain targeted return on total loans and deposits in 2006.  A grid was established reflecting different combinations of loan/deposit growth and return on loans and deposits, which reflected that an award recipient would be entitled to one (1) unit if the “targeted benchmarks” of compounded loan/deposit growth of 14.2% and return on loans and deposits of .42% were realized.  Variations in these two benchmarks under such grid would result in varying rewards of (a) a partial unit  (though no units would be realized if loan/deposit growth was less than 8% and the return on loans and deposits was less than .34%) if the targeted benchmarks were achieved or (b) more than one (1) unit if the targeted benchmarks were exceeded.

The Company’s compounded annual loan/deposit growth in 2004, 2005 and 2006 was 9.7%, and its return on loans and deposits in 2006 was .38%.  Accordingly, each performance unit awarded in 2005 resulted in the realization of one-half unit, 65% of which was paid in stock and 35% of which was paid in cash.  On January 16, 2007, the Named Executive Officers were collectively awarded 5,200 shares of Company Common Stock and cash in the amount of $63,029 in exchange for their 2005 performance units.

•
Performance Units Awarded in 2006.  The performance units awarded in 2006 used as performance criteria the Company’s net income and average assets from January 1, 2006 through December 31, 2008 in order to arrive at a targeted return on average assets for fiscal year 2008.  For each 2006 performance unit awarded, an executive would receive the value of one (1) unit if Company average assets in 2008 were $961,609,000 and net income was $7,700,000 (i.e. a return on average assets of .80%).  A grid was established that presented variations in average assets and net income which established varying rewards of (a) a partial unit (though a minimum return on average assets of .65% had to be achieved for any award to be realized under a 2006 performance units grant) or (b) more than one (1) unit if the Company’s performance exceeded the targeted return on average assets.  Please refer to footnote (2) under the Summary Compensation Table for the performance units awarded in 2006 to each Named Executive Officer.

Our average assets in 2008 were $844,142,000, and our net income was $821,000.  As a result, the 2006 performance units did not meet the established performance criteria, and none of our senior management received any payment in connection with his or her 2006 performance units.

•
Performance Units Awarded in 2008.  The performance units awarded in 2008 used as performance criteria the Company’s net income and average equity from January 1, 2007 through December 31, 2009 in order to arrive at a targeted return on average equity for fiscal year 2009.  For each 2008 performance unit awarded, an executive will receive the value of one (1) unit if our average equity in 2009 is 69,757,000 and net income is $5,631,000 (i.e. a return on average equity of 8.07%).  A grid was established that presented variations in average equity and net income which established varying rewards of (a) a partial unit (though a minimum return on average equity of 6.31% has to be achieved for any award to be realized under a 2008 performance units grant) or (b) more than one (1) unit if the Company’s performance exceeded the targeted return on average equity.  Please refer to footnote (2) under the Summary Compensation Table for the performance units awarded in 2008 to each Named Executive Officer.

Deferred Stock Units.  As stated above, the Compensation Committee believes in using long-term compensation to encourage our executives to help us meet specific long-term performance goals.  Based in part upon discussions with Mercer in December of 2008 and January of 2009 and due to the difficulty of setting long-term performance goals in these uncertain economic times, the Compensation Committee decided to grant performance awards that combine annual performance goals with a payout at the end of a 3-year period (“Long-Term Payout/Short-Term Goal Awards”).

Since the Company’s Performance Units Plan provides that the vesting and value of the awards under the Performance Units Plan are to be based on the Company’s performance over at least two but not more than four years, the Compensation Committee has chosen to award these Long-Term Payout/Short-Term Goal Awards as deferred stock units under the Company’s Stock Award Plan, which provides more flexibility.

•
Deferred Stock Units Awarded in 2009.  The Compensation Committee awarded deferred stock units in February of 2009 to our senior management team, including the following Named Executive Officers, as indicated in the table below.

Name	Deferred Stock Units Awarded in 2009
James Rickard	7,000
Paul Chrisco	4,000
Michael Bauer	4,000
Kevin Cecil	4,000

Basic Terms of Deferred Stock Units.  These units have annual performance objectives with a one-time payout following the completion of the third performance year (i.e. December 31, 2011).  Each executive’s awarded deferred stock units are divided into thirds, with one-third allocated to each of the three performance years (i.e. 1/3 are allocated to 2009, 1/3 are allocated to 2010 and 1/3 are allocated to 2011).  At the beginning of each performance year, the Compensation Committee or the Board will establish one-year performance goals with corresponding payout percentages.  Following the completion of the performance year, the Compensation Committee or the Board will assess the Company’s performance to determine whether the minimum target for such performance year was achieved.  If the minimum target was not achieved, then the units allocated to that performance year (1/3) will not vest and the recipient will not receive any payout in connection with those units.  If the minimum target is achieved or exceeded, then the units allocated to that performance year (1/3) will vest and the recipient will be entitled to receive a payout with respect to his or her vested units at the end of the three-year performance period.

Form of Payment.  Vested awards are to be paid in the form of a share of our Common Stock.

Payout Calculation.  The payout will be calculated by adding together the result for each performance period from the following calculation:

Number of vested units for a performance period multiplied by the fair market value (determined in accordance with the Stock Award Plan) of one share of our Common Stock on the date of the expiration of the three-year performance period (December 31, 2011) multiplied by the payout percentage established for that performance year.

•
2009 Performance Objectives.  The performance criteria for the deferred stock units allocated to the 2009 year are diluted earnings per share (“EPS”).  EPS for 2009 must increase by 371.6% from 2008 EPS in order for the deferred stock units allocated to 2009 to vest and entitle the recipient to a payout after December 31, 2011 (assuming the recipient is still in our employ).

Change in Control Payments under Employment Agreements.  We believe employment agreements help us attract and retain exceptional executives.  Employment agreements protect both us and our executives by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, circumstances for termination and (importantly for long-term compensation purposes) protection in the event of a change in control of the Company.  Accordingly, we have entered into an employment agreement with each of our Named Executive Officers, the details of which are described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Each of the employment agreements with our Named Executive Officers contains provisions affording the named executive the possibility of a payment in the event of a change in control of the Company.  While a principal function of these provisions is to afford our Named Executive Officers the security necessary to encourage them to remain with the Company in the face of any pending change in control, we also view such payment opportunities as a part of the executive’s long-term compensation and hence important in attracting and retaining excellent executives.

Our President/Chief Executive Officer is entitled to a lump sum cash payment equal to three times his then current base salary following a change in control of the Company.  Our other Named Executive Officers may be entitled to receive a lump sum cash payment (equal to two times the executive’s base salary and two times the average of his bonus and automobile allowance for the prior two years) in the event one of the following events occurs within the twenty-four (24) month period immediately following the date of a change in control:  (i) the executive’s employment with the Company is terminated without cause or (ii) the executive resigns his employment with the Company within ninety (90) days following any “Employment Change.” “Employment Change” shall include any of the following that is not agreed to by the executive occurring after a change in control:

•	Executive is required to move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office;

•
Failure by the Company (or its successor) to afford the executive annual increases in the executive’s compensation commensurate with the average increases in compensation received by the executive for the three years preceding the change in control;

•	Failure by the Company (or its successor) to make available to the executive new benefits made generally available to the executive officers of the Company (or its successor);

•
Failure by the Company (or its successor) to continue to provide the executive with substantially similar compensation, benefits and participation in employee benefit plans similar to those the executive received or participated in as of the date of the change in control;

•
The taking of any action by the Company (or its successor) which would directly or indirectly reduce any such compensation or benefits or deprive the executive of any material fringe benefit enjoyed by him;

•	The assignment to the executive of duties and responsibilities other than those normally associated with his position; or

•	A material diminution or reduction in the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company (or its successor).

The distinction between our President/Chief Executive Officer, on the one hand, and our other Named Executive Officers, on the other, in the automatic nature of a change in control payment was arrived at by our Compensation Committee in an effort to balance competing aims.  On the one hand, it was determined that the recruitment and retention of a top-flight chief executive officer, as part of an overall effort to enhance institutional customer service and returns on stockholder equity, dictated a change in control payment not tied to events which might transpire after such change in control.  On the other hand, the change in control structure for the other Named Executive Officers was viewed as appropriate for both affording such officers some protection upon a change in control while at the same time avoiding the possibility of creating a significant financial impediment to any possible negotiation for the sale of the Company.

  Process for Determining Compensation.  In determining the total compensation of our Named Executive Officers, the Compensation Committee plays the key role.  However, our Chief Executive Officer is involved in discussions and makes recommendations in determining the compensation (both base salaries and bonuses) of the other members of senior management.  The Compensation Committee considers these recommendations when making final decisions on compensation for those executives.  Compensation decisions regarding our Chief Executive Officer are made entirely by our Compensation Committee.

In terms of data used by the Compensation Committee in making compensation decisions, apart from general financial information respecting the Company, the Compensation Committee has made use of “tally sheets” in recent years that collect data reflecting an executive’s total compensation and performance achievements.  Moreover, in 2006 and again in 2007, we hired Mercer, a human resources consulting firm, to review industry surveys and to conduct a comparison of the compensation of executives with similar job responsibilities in similarly-sized financial institutions so that we could better analyze our current compensation packages for our executives.

      With respect to the 2008 executive compensation package, the Compensation Committee significantly relied upon the results of the Mercer survey for, among other things, recommending the grant of the restricted stock units described above.  In its analysis of the compensation packages for our top four Named Executive Officers, Mercer examined the following group of banking companies, which were deemed to be peers of the Company based on their lines of business, asset size and location in or near urban areas:

Centerstate Banks of Florida, Inc.                                                     Crescent Financial Corporation                                        Lincoln Bancorp/IN
C&F Financial Corporation                                                                Dearborn Bancorp, Inc.                                                      Middleburg Financial Corporation
Commonwealth Bankshares, Inc.                                                      Eastern Virginia Bankshares, Inc.                                     Nexity Financial Corporation
Crescent Banking Company                                                               Home Federal Bancorp/IN                                                 S. Y. Bancorp, Inc.

S. Y. Bancorp, Inc. was included in the peer group even though it also offers trust services because it is a direct competitor of our bank subsidiary in the Louisville, Kentucky metropolitan area.

Based upon the Mercer survey, the aggregate base salaries and the target total cash compensation for our senior management team fell below the competitive range of our peer group (although competitiveness varies by position).  The expected value of the aggregate long-term incentive compensation for our senior management team generally fell within the competitive range, with some variation depending upon the position within the Company.  However, the expected value of Mr. Rickard’s long-term compensation was below the competitive range.  The Mercer survey also described the types of long-term compensation used by our peer group, noting that almost one-half of our peer group members utilize restricted stock awards as a component of their long-term compensation.  Based upon all of this information, in January of 2008 the Compensation Committee decided to continue to grant performance units awards to its senior management team and replace, for the near term, the grant of stock options to our senior management team with the grant of restricted stock units.

With respect to the 2009 executive compensation package, the Compensation Committee continued to rely upon the Mercer survey from 2007 to set base salaries.  After further consultations with Mercer in October and December 2008 and January 2009, the Compensation Committee chose to award deferred stock units in lieu of the performance unit grants.  See the discussion above under “Deferred Stock Units.”

Other Considerations in Determining Compensation.  Other considerations can factor into the Compensation Committee’s deliberations concerning executive compensation.  The amount of the benefits realized by executives under our Stock Award Plan and Performance Units Plan are based upon our overall performance and our stock price and could affect the level of future long-term compensation awards made by the Compensation Committee.  In addition, the Compensation Committee is mindful of tax and accounting considerations when making long-term compensation decisions.  For example, the dictates of Financial Accounting Standards Board rules governing the expensing of options is a factor in requiring a three year period before the vesting of stock options and restricted stock units.  In addition, the FASB standards respecting the current expensing of anticipated realizations of performance units awards are taken into consideration by the Compensation Committee when determining performance unit grants and deferred stock unit grants.

Summary Compensation Table

The following table summarizes compensation information for our President/Chief Executive Officer and four of our other executive officers (the “Named Executive Officers”):

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
James D. Rickard,	2008	$262,000	$28,000	$19,400	$8,000	$2,600	$23,146	$343,346
President/Chief	2007	252,000	42,000	0	7,000	0	19,532	320,532
Executive Officer	2006	246,600	56,000	39,200	6,300	21,000	28,000	397,100

Paul A. Chrisco,	2008	$126,000	$9,500	$12,700	$6,400	$1,300	$12,864	$168,764
Executive Vice	2007	122,000	22,000	0	7,000	0	11,375	162,375
President and Chief	2006	118,100	32,600	16,800	6,300	9,000	19,300	202,100
Financial Officer

Christopher L.	2008	$140,000	$0	$12,700	$6,400	$1,300	$13,426	$173,826
Bottorff, Executive	2007	134,000	24,000	0	7,000	0	11,734	174,734
Vice President (6)	2006	130,300	17,200	16,800	6,300	9,000	19,700	199,300

Kevin J. Cecil,	2008	$136,000	$6,400	$12,700	$6,400	$1,300	$13,275	$176,075
Executive Vice	2007	130,000	25,000	0	7,000	0	11,615	173,615
President	2006	126,200	22,200	16,800	6,300	9,000	12,100	192,600

Michael K. Bauer,	2008	$131,300	$22,500	$11,300	$0	$1,300	$8,030	$174,430
Executive Vice
President, and Chief
Credit Officer

_______________________________

(1)   2008 bonus amounts were earned in 2008 but paid in early 2009.  2007 bonus amounts were earned in 2007 but paid in early 2008, and the 2006 bonuses were earned in 2006 but paid in early 2007.  The offer letter agreement from the Company to Mr. Bauer contractually obligated the Company to pay Mr. Bauer a minimum bonus amount of $20,000 if Mr. Bauer met certain requirements in 2008, which he did.  The bonuses that Mr. Rickard and Mr. Chrisco received in 2006 were higher than their bonuses in 2007 because the 2006 bonuses included an additional amount for the successful integration of the 2006 acquisition of The Scott County State Bank and The Bancshares, Inc.

(2)   The amounts under this column represent the Financial Accounting Standards 123R expense relating to each Named Executive Officer’s previously granted (a) performance units, which we recognized during 2008, 2007 and 2006, respectively, and (b) restricted stock units, which we recognized during 2008.

Performance Units.  Under our Performance Units Plan we granted performance units in 2006 and 2008 but did not grant any in 2007.  Upon the satisfaction of certain Company financial performance benchmarks (see “Compensation Discussion and Analysis – Elements of Compensation: Long-Term Compensation Elements (Performance Units Plan)” above), the participants in our Performance Units Plan could receive a combination of Company Common Stock (or portion thereof) and cash for each performance unit granted.  The performance units granted to the Named Executive Officers were as follows:  Mr. Rickard - 7,000 performance units granted in 2006 and 3,500 performance units granted in 2008; and Messrs. Chrisco, Cecil, and Bottorff - 3,000 performance units granted to each in 2006 and 1,800 performance units granted to each in 2008; and Mr. Bauer - 1,800 performance units granted in 2008.

Vesting and Award Value of 2005 Performance Units.  Based on the Company’s financial performance in 2005 and 2006, the Company awarded 50% of the 2005 performance units grants to each of the participants as of December 31, 2006, with 65% of the award paid in Company Common Stock and 35% paid in cash.  The remaining 50% of the 2005 performance units terminated as of December 31, 2006.  For purposes of the 2006 information in the table above, the Financial Accounting Standards 123R expense was calculated based upon the number of awarded 2005 performance units and the fair market value of a share of the Company’s Common Stock on the date of grant.

Vesting and Award Value of 2006 Performance Units. The 2006 performance units vested as of December 31, 2008.  The Company did not meet the financial performance goals established.  Therefore, we did not award any of the 2006 performance unit grants as of December 31, 2008.  The 2006 grants were afforded no value for purposes of the 2007 and 2008 information in this table.   For purposes of the 2006 information in the table above, the Financial Accounting Standards 123R expense was calculated based upon the fair market value of a share of the Company’s Common Stock on the date of grant and the assumption (estimated as of December 31, 2006) that (i) each Named Executive Officer would in the first quarter of 2009 be entitled to receive the value of .41 of each 2006 performance unit granted and (ii) such value would be paid 65% in the form of Company Common Stock and 35% in the form of cash.

Vesting and Potential Award Value of 2008 Performance Units.  The 2008 Performance Units do not vest until December 31, 2009.  For purposes of the 2008 information in the table above, the Financial Accounting Standards 123R expense was calculated based on the fair market value of a share of the Company’s Common Stock on the date of grant and the assumption (estimated as of December 31, 2008) that (i) each Named Executive Officer would in 2010 be entitled to receive the value of ..37 of each 2008 performance unit granted and (ii) such value would be paid 65% in the form of Company Common Stock and 35% in the form of cash (recognizing that, assuming the Company fails to meet certain minimum performance benchmarks, the Named Executive Officers may receive no compensation in connection with the 2008 performance unit awards.)

Restricted Stock Units.  Under our Stock Award Plan we granted restricted stock units to Messrs. Rickard, Bottorff, Chrisco and Cecil on January 22, 2008 and to Mr. Bauer on March 31, 2008.  The Financial Accounting Standards 123R expense listed in the table above for the Restricted Stock Units was calculated based on the fair market value of a share of the Company’s Common Stock on the date of grant ($18.68 for Messrs. Rickard, Bottorff, Chrisco and Cecil and $19.25 for Mr. Bauer) and on the assumption that all units would fully vest for each of the Named Executive Officers.

(3)   The amounts under this column represent the Financial Accounting Standards 123R expense relating to each Named Executive Officer’s previously granted stock options, which we recognized during 2008, 2007 and 2006, respectively. To calculate the expense to the Company, we used the value of the stock options determined by the Black-Scholes model, which utilizes the fair market value of a share of the Company’s Common Stock at the date of grant, the anticipated dividend yield, the strike price on the grant date, a risk-free rate of return (0 coupon U.S. Treasury Note), and the volatility of the stock price over the anticipated term of the options.

(4)   The amounts under this column for 2008 represent the Financial Accounting Standards 123R expense relating to the cash portion of the 2008 performance units grants.  The amounts under this column for 2006 represent the Financial Accounting Standards 123R expense for the cash portion of the 2006 performance units grants and the realized 2005 performance units grants.  See discussion above in footnote 2 for more details regarding the 2005 performance units, 2006 performance units and 2008 performance units.

(5)   The amounts reflected in this column for each Named Executive Officer include group term life insurance premiums, supplemental disability insurance premiums, the Company’s matching contributions to each Named Executive Officer’s voluntarily deferred salary contribution into his 401(k) plan, dining club dues and country club dues for Mr. Rickard, reimbursement of 3-months of COBRA health insurance payments paid by Mr. Bauer under his previous employer’s health insurance plan, and the following yearly car allowance for each Named Executive Officer:  $9,000 for Mr. Rickard, $7,200 for Messrs. Bottorff, Chrisco and Cecil and $5,400 for Mr. Bauer.

        (6)  Mr. Bottorff left the Company in February of 2009.

Grants of Plan-Based Awards

The following table summarizes the grants our Named Executive Officers received in 2008 under the Company’s Stock Award Plan and the Company’s Performance Units Plan:

Name	Grant Date (1)	Fair Value of Restricted Shares and Performance Units	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: No. of Shares of Stock or Units (3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
James D.	1/22/2008	$ 37,360	-	-	-	-	-	-	2,000
Rickard	1/22/2008	$ 65,380	$ 8,009	$22,883	$ 45,766	$14,874	$ 42,497	$ 84,994	-

Paul A.	1/22/2008	$ 28,020	-	-	-	-	-	-	1,500
Chrisco	1/22/2008	$ 33,624	$ 4,119	$11,768	$ 23,537	$ 7,649	$ 21,856	$ 43,711	-

Kevin J.	1/22/2008	$ 28,875	-	-	-	-	-	-	1,500
Cecil	1/22/2008	$ 33,624	$ 4,119	$ 11,768	$ 23,537	$ 7,649	$ 21,856	$ 43,711	-

Christopher	1/22/2008	$ 28,020	-	-	-	-	-	-	1,500
L. Bottorff	1/22/2008	$ 34,650	$ 4,119	$ 11,768	$ 23,537	$ 7,649	$ 21,856	$ 43,711	-

Michael K.	3/31/2008	$ 28,020	-	-	-	-	-	-	1,500
Bauer	3/31/2008	$ 33,624	$ 4,245	$ 12,704	$ 23,537	$ 7,583	$ 22,523	$ 45,045	-

______________________________

(1)  We granted restricted stock units under our Stock Award Plan to Messrs. Rickard, Chrisco, Cecil, and Bottorff on January 22, 2008 and to Mr. Bauer on March 31, 2008.  We granted performance units under our Performance Unit Plan to Messrs. Rickard, Chrisco, Cecil, and Bottorff on January 22, 2008 and to Mr. Bauer on March 31, 2008.

(2)  The amounts reflected in these columns reflect estimated payouts resulting from awards in 2008 to Named Executive Officers under the Company’s Performance Units Plan based on the $18.68 per share market price of our Common Stock as of the grant date, except for Mr. Bauer’s, which are based on a grant date fair value of $19.25.  These awards are described in Footnote (2) to “Summary Compensation Table” above.  The estimates in these columns reflect possible payouts based upon not only satisfaction of the target performance benchmark respecting the 2008 performance units awards but also the minimum and presumed maximum payouts that could result if the target benchmark is exceeded or if only the minimum threshold for any payout is met (recognizing that less than the minimum threshold would result in no payments.)  Moreover, the distinction in these columns between Non-Equity and Equity Incentive Plan reflects the presumption (as outlined in Footnote (2) to “Summary Compensation Table” above) that 65% of any payout respecting the 2008 performance units awards would be in the form of Company stock (i.e. Equity Incentive Plan) and 35% in the form of cash (i.e. Non-Equity Incentive Plan.)

(3)  The restricted stock units reflected in this column represents grants to the Named Executive Officers under our Stock Award Plan based on the $18.68 per share market price of our Common Stock as of the grant date, except for Mr. Bauer’s, which are based on a grant date fair value of $19.25.  The restricted stock units vests in their entirety on the third year anniversary of the grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We refer you to “Compensation Discussion and Analysis” above for a detailed discussion of the various components of compensation that our Named Executive Officers received in 2008.  Specifically, we refer you to the following sections:

•	“Stock Award Plan” and “1997 Incentive Stock Option Plan” for a discussion of the purpose and terms of the stock options;
•	“Restricted Stock Units” for a discussion of the purpose and terms of the restricted stock units;
•	“Performance Unit Plan” for a discussion of the purpose of the performance units generally;
•	“Performance Units Awarded in 2005” for a discussion of the performance criteria and vesting results regarding the performance unit awards that were granted in 2005 and realized as of the end of 2006;
•	“Performance Units Awarded in 2006” for a discussion regarding the performance criteria and vesting schedule for the performance units that were awarded in 2006; and
•	“Performance Units Awarded in 2008” for a discussion regarding the performance criteria and vesting schedule for the performance units that were awarded in 2008.

Employment Agreements

As discussed in “Compensation Discussion and Analysis” above, we believe employment agreements help us attract and retain exceptional Named Executive Officers.  Employment agreements protect both us and our Named Executive Officers by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, circumstances for termination and (importantly for long-term compensation purposes) protection in the event of a change in control of the Company.  Accordingly, we have entered into an employment agreement with each of our Named Executive Officers, the details of which are described below.

James D. Rickard Employment Agreement.  The Company has an employment agreement, dated July 26, 2000, as amended in November 2006, with James D. Rickard pursuant to which he is employed as our President and Chief Executive Officer.  The employment agreement had an initial term of two years and is automatically extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years.  The automatic extensions will cease when either party notifies the other of its intention to stop such extensions.

Mr. Rickard’s salary for 2008 was $262,000.  In addition, during the term of the agreement, we are required to obtain and maintain term life insurance for Mr. Rickard with a death benefit of a least two (2) times Mr. Rickard’s base salary, up to a maximum benefit of $500,000, with such beneficiary as may be determined by Mr. Rickard.

Paul A. Chrisco Employment Agreement. We have an employment agreement with Paul A. Chrisco, Chief Financial Officer of the Company.  Mr. Chrisco’s salary for 2008 was $126,000.  Mr. Chrisco’s employment agreement was executed on July 3, 2003 and amended in November of 2006. The employment agreement had an initial term of two years, and is automatically extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years.  The automatic extensions will cease when either party notifies the other of its intention to stop such extensions.

Christopher L. Bottorff Employment Agreement.  We had an employment agreement with Mr. Bottorff prior to his leaving the Company in February of 2009.

Kevin J. Cecil Employment Agreement. We have an employment agreement with Kevin J. Cecil, President and CEO of Your Community Bank and Executive Vice-President of the Company.  Mr. Cecil’s salary for 2008 was $136,000.  Mr. Cecil’s employment agreement was executed on August 22, 2003 and amended in November of 2006. The employment agreement had an initial term of two years, and is automatically extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years.  The automatic extensions will cease when either party notifies the other of its intention to stop such extensions.

       Michael K. Bauer Employment Agreement.  We have an employment agreement with Michael K. Bauer, Executive Vice President and Chief Credit Officer of the Company.  Mr. Bauer’s salary for 2008 on an annualized basis was $175,000; however, since he began working for us on March 31, 2008, he earned $131,300 in 2008.  Mr. Bauer’s employment agreement was executed on March 31, 2008. The employment agreement has an initial term of two years, and is automatically extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years.  The automatic extensions will cease when either party notifies the other of its intention to stop such extensions.  Additionally, we agreed to reimburse Mr. Bauer up to $20,000 for certain legal expenses that he might incur in the event that his previous employer sought in a court of law to prevent or enjoin Mr. Bauer from working for us.  In such an event, we also agreed to pay Mr. Bauer his base salary for up to one hundred and twenty days during the period, if any, that he was enjoined from working for us.

Employment Agreement Provisions Applicable to each of Messrs. Rickard, Chrisco, Cecil and Bauer.   During the term of their respective employment agreements, Messrs. Rickard, Chrisco, Cecil and Bauer are each entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, including life, medical, dental and disability insurance coverage, to the extent commensurate with their then duties and responsibilities, as fixed by the Board of Directors.  During the term of the employment agreement for Mr. Rickard, we must also provide Mr. Rickard with additional coverage for supplemental long term disability insurance.  During the term of each other employment agreement, we must also provide each of Messrs. Chrisco, Cecil and Bauer with additional coverage for supplemental long term disability insurance to the extent that such coverage is then provided as a benefit to other employees.

We have the right, at any time, upon prior notice of termination, to terminate each of Messrs. Rickard, Chrisco, Cecil and Bauer’s employment for any reason, including, without limitation, termination for cause, disability or retirement, and each of Messrs. Rickard, Chrisco, Cecil and Bauer has the right, upon prior notice of termination, to terminate his employment for any reason.

Our employment agreements with each of Messrs. Rickard, Chrisco, Cecil and Bauer contain the following covenants from these executives that will apply if such executive is terminated or leaves the Company for any reason other than in the event of a “Change in Control”:

•	Covenant Not To Compete: a provision prohibiting such executive from competing with the Company within 75 miles of the Company’s main office;
•
Covenant Not To Solicit Business:  a provision prohibiting such executive from interfering with or soliciting on behalf of another or attempting to entice away from the Company any project, loan, arrangement, agreement, financing or customer of the Company or any contract, agreement or arrangement that the Company is actively negotiating with any other party, or any prospective business opportunity that the Company has identified; and

•	Covenant Not to Solicit Employees: a provision prohibiting such executive for himself or on behalf of another from hiring or attempting to hire any employee of the Company.

Please refer to “Payments upon Termination of Employment Agreement” and “Payments upon Change in Control” below for the definition of “Change in Control” as well as a discussion of the compensation Messrs. Rickard, Chrisco, Cecil and Bauer each could receive upon termination of their employment agreements in certain situations and upon a Change in Control.

Outstanding Equity Awards at Fiscal Year End (Depicted in 2 Tables)

Option Award Table:  The following table summarizes the unexercised stock options for each of our named executive officers as of December 31, 2008:
Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options That Were Exercisable at Year End	Number of Securities Underlying Unexercised Options That Were Not Exercisable at Year End	Option Exercise Price (3)	Option Expiration Date
James D. Rickard President and Chief Executive Officer	08/15/2000 08/28/2001 01/16/2004 06/16/2005 07/26/2006 06/26/2007	13,200 4,400 2,200 2,500 0 0	3,000 (1) 5,000 (2)	$ 12.27 $ 14.09 $ 20.23 $ 24.76 $ 24.09 $ 22.52	08/15/2010 08/28/2011 01/16/2014 06/16/2015 07/26/2016 06/26/2017
Paul A. Chrisco Executive Vice President and Chief Financial Officer	08/15/2000 08/28/2001 01/16/2004 06/16/2005 07/26/2006 06/26/2007	3,300 4,400 2,200 2,500 0 0	3,000 (1) 3,000 (2)	$ 12.27 $ 14.09 $ 20.23 $ 24.76 $ 24.09 $ 22.52	08/15/2010 08/28/2011 01/16/2014 06/16/2015 07/26/2016 06/26/2017
Christopher L. Bottorff Executive Vice President	08/28/2002 01/16/2004 06/16/2005 07/26/2006 06/26/2007	4,400 2,200 2,500 0 0	3,000 (1) 3,000 (2)	$ 14.64 $ 20.23 $ 24.76 $ 24.09 $ 22.52	08/28/2011 01/16/2014 06/16/2015 07/26/2016 06/26/2017
Kevin J. Cecil Executive Vice President	08/28/2001 01/16/2004 06/16/2005 07/26/2006 06/26/2007	4,400 2,200 2,500 0 0	3,000 (1) 3,000 (2)	$ 14.09 $ 20.23 $ 24.76 $ 24.09 $ 22.52	08/28/2011 01/16/2014 06/16/2015 07/26/2016 06/26/2017
Michael K. Bauer Executive Vice President and Chief Credit Officer	-	-	-	-	-
___________________________
(1)	Vesting date is July 26, 2009.
(2)	Vesting date is June 26, 2010.
(3)
The option exercise price of the stock options granted on June 16, 2005, July 26, 2006 and June 26, 2007 each include a 10% premium over the closing market price of a share of Common Stock on the relevant grant date.

Stock Award Table:  The following table summarizes restricted stock units grants that have not vested and equity incentive plan awards outstanding for each of our named executive officers as of December 31, 2008 that were granted in 2008:

	Stock Awards
Name	Grant Date	Number of Restricted Stock Units that Have Not Vested (1), (2)	Market Value as of 12/31/08 of Restricted Stock Units that Have Not Vested(3)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested as of 12/31/08 (3)(5)
James D. Rickard President and Chief Executive Officer	01/22/2008 01/22/2008	2,000	$ 23,480	796	$ 9,345
Paul A. Chrisco Executive Vice President and Chief Financial Officer	01/22/2008 01/22/2008	1,500	$ 17,610	630	$ 7,397
Christopher L. Bottorff Executive Vice President	01/22/2008 01/22/2008	1,500	$ 17,610	630	$ 7,397
Kevin J. Cecil Executive Vice President	01/22/2008 01/22/2008	1,500	$ 17,610	630	$ 7,397
Michael K. Bauer Executive Vice President and Chief Credit Officer	03/31/2008 03/31/2008	1,500	$ 17,610	630	$ 7,397
____________________________________
(1) Vesting date is January 22, 2011 for Messrs Rickard, Chrisco and Cecil and would have been January 22, 2011 for Mr. Bottorff if he had not left the Company.
        (2)   Vesting date is March 31, 2011 for Mr. Bauer.
        (3)   The market value of a share of Company Common Stock was $11.74 as of December 31, 2008.
(4) Vesting date for the 2008 performance units grants is December 31, 2009, provided performance criteria are met.

(5)  The payouts in this column for the 2008 performance units grants were calculated based on the assumption that (i) each Named Executive Officer would in 2010 be entitled to receive the value of .35 of each 2008 performance unit granted and (ii) such value would be paid 65% in the form of Company Common Stock.

Pension Benefits

The Company previously made available benefits under a defined benefit non-contributory pension plan to all employees of the Company and its affiliates who had attained the age of 21 and completed one year of service with the Company or one of its affiliates.  The plan was frozen effective August 31, 1997 and it was terminated for purposes of prospective eligibility.  None of the Named Executive Officers are participants in this plan.

Potential Payments upon Termination of Employment Agreement or Change in Control.

Messrs. Rickard, Chrisco, Cecil and Bauer are entitled to receive certain termination payments and Change in Control payments pursuant to the terms of their employment agreements.  We do not have a Company severance policy.

Payments upon Termination of Employment Agreement

Each of Messrs. Rickard, Chrisco, Cecil and Bauer (and Mr. Bottorff if he were still with the Company) will be entitled to the following severance benefits under his employment agreement if, prior to a Change in Control of the Company, we terminate his employment agreement without cause, or he terminates his employment because we have materially breached the employment agreement and failed to cure the material breach within fifteen (15) days after we have received written notice of the breach:

•
In equal monthly installments beginning with the first business day of the month following the date of termination, a cash severance amount equal to the Base Salary which such executive would have earned over the remaining term of his agreement as of his date of termination; provided, however, the first six (6) months of compensation payments will be deferred to the seventh month in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and corresponding regulations and guidance (collectively, the “Code”) if the executive meets the definition of a “specified employee” under Section 409A of the Code; and

•
Continued participation in our group insurance, life insurance, health and accident and disability plans in which such executive was entitled to participate immediately prior to the date of termination for a period ending on the earlier of (i) the expiration of the remaining term of his employment which remained immediately prior to his date of termination or (ii) the date he is employed by another employer on a full time basis and under such new employment is entitled to substantially the same benefits.   Should such executive be prohibited from participating by the terms of any such plan or by us for legal or other bona fide reasons, or during such period any such plan, program or agreement is discontinued or the benefits thereunder are materially reduced for all employees, we will be required to arrange to provide such executive with benefits substantially similar to those which he would have received had his employment continued throughout such period to the extent such benefits can be provided at a commercially reasonable cost; otherwise we must pay such executive that portion of the premiums or other costs of such plans allocable to such executive in the year prior to the date of termination for the expiration of the remaining term of his employment contract or the date of his full-time employment by another employer.

Severance Payment Table

The following table summarizes the severance payments of base salary and the estimated cost to the Company of personal benefits that Messrs. Rickard, Chrisco, Cecil and Bauer (and Mr. Bottorff if he were still with us) would each receive assuming his employment agreement was terminated as of December 31, 2008.

Name	Yearly Base Salary as of 12/31/08	Monthly Base Salary	Cost of Monthly Personal Benefits[1]	Termination Date of Employment Agreement as of 12/31/08	No. of Monthly Payments of Base Salary Due Upon Termination	Total Payment
James D. Rickard, President/Chief Executive Officer	$262,000	$21,833	$1,002	July 25, 2010	19	$433,865

Paul A. Chrisco, Executive Vice President and Chief Financial Officer	$126,000	$10,500	$800	July 3, 2010	19	$214,700

Christopher L. Bottorff, Executive Vice President	$140,000	$11,667	$800	August 28, 2010	20	$249,340

Kevin J. Cecil, Executive Vice President	$136,000	$11,333	*	August 22, 2010	20	$227,840

Michael K. Bauer, Executive Vice President, Chief Credit Officer	$175,000	$14,583	$800	March 31, 2010	15	$230,745

__________________________
* Benefits were less than $10,000.

(1)   The amounts reflected in this column for the Named executive Officers include (i) premiums paid for long-term disability insurance and (ii) the following benefits that Messrs. Rickard, Chrisco, Bottorff and Bauer would receive upon termination:

	Rickard	Chrisco	Bottorff	Bauer
Annual Cost of Health Insurance	$8,904	$8,904	$8,904	$8,904
Annual Cost of Life Insurance	$2,726	**	**	**
** Amount is less than 10% of total personal benefits that would be received upon termination.

Payments Upon "Change in Control"
Definition of “Change in Control”.   A “Change in Control” is currently defined in each of the employment agreements for each Named Executive Officer to correspond with the definition of “a change in the ownership or effective control of the [Company], or in the ownership of a substantial portion of the assets of the [Company]” as defined in Section 409A of the Code and corresponding regulations.

Mr. Rickard.  If a Change in Control occurs, we must pay or provide Mr. Rickard the following:
•
a lump sum payment in an amount equal to three (3) times his Base Salary then in effect; provided, however, the lump sum payment will be deferred until the first business day of the seventh month following the date of the Change in Control of the Company in accordance with Section 409A of the Code if Mr. Rickard meets the definition of a “specified employee” under Section 409A of the Code; and

•
at no cost to Mr. Rickard, continued participation in our group insurance, life insurance, health and accident and disability plans in which Mr. Rickard was entitled to participate immediately prior to the Change in Control for a period ending on the earlier of thirty-six (36) months from the date of such Change in Control or the date Mr. Rickard is employed by another employer on a full-time basis and under such new employment is entitled to substantially the same benefits.  If during this period Mr. Rickard’s continued participation is prohibited by the terms of any such plan or by us for legal or other bona fide reasons, or during such period any such plan, program or agreement is discontinued or the benefits thereunder are materially reduced for all employees, we will be required to make other arrangements for him or, if that cannot be done at a commercially reasonable cost, to pay him that portion of the premiums or other costs of such plans allocable to him in the year prior to his termination.

If any such payment or benefits due Mr. Rickard under the employment agreement upon a Change in Control, either alone or together with such other payments and benefits that he is entitled to receive, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits upon a Change in Control provided under the employment agreement shall be reduced, in the manner determined by Mr. Rickard, by an amount, if any, which is necessary so that no portion of the payments and benefits under the employment agreement shall be non-deductible by us under Section 280G of the Code and subject to excise tax under Section 4999 of the Code.  The employment agreement contains procedures on how the determination will be made as to whether such payments and benefits would result in such consequences under Sections 280G and 4999 of the Code, as well as how disputes between us and Mr. Rickard regarding such determination shall be resolved.

Messrs. Chrisco, Cecil and Bauer.  These executives (and Mr. Bottorff if he were still with the Company) are entitled to receive the Change in Control Compensation if one of the following events occurs within the twenty-four (24) month period immediately following the date of a Change in Control: (i) the executive’s employment with the Company is terminated without cause or (ii) the executive resigns his employment with the Company within ninety (90) days following any “Employment Change.”  “Employment Change” shall include any of the following that occurs following a Change in Control and is not agreed to by the executive:

•	executive is required to move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office;
•
failure by the Company (or its successor) to afford the executive annual increases in the executive’s compensation commensurate with the average increases in compensation received by the executive for the three years preceding the “Change in Control”;

•	failure by the Company (or its successor) to make available to the executive new benefits made generally available to the executive officers of the Company (or its successor);
•
failure by the Company (or its successor) to continue to provide the executive with substantially similar compensation, benefits and participation in employee benefit plans similar to those executive received or participated in as of the date of the “Change in Control”;

•
the taking of any action by the Company (or its successor) which would directly or indirectly reduce any such compensation or benefits or deprive the executive of any material fringe benefit enjoyed by him; or

•	the assignment to executive of duties and responsibilities other than those normally associated with his position.

If an executive is entitled to receive the Change in Control Compensation because the “Employment Change” conditions described above were met, then the Company will be required to pay or provide such executive the following:

•
a lump sum payment in an amount equal to two (2) times each of (i) such executive’s Base Salary, (ii) his average yearly automobile allowance paid during the prior two (2) years, and (iii) his average yearly bonus compensation paid during the prior two (2) years, which amount shall be calculated as of the date of the Change of Control; provided, however, the lump sum payment will be deferred until the first business day of the seventh month following the date of the Change in Control of the Company in accordance with Section 409A of the Code if the executive meets the definition of a “specified employee” under Section 409A of the Code; and

•
provide, at no cost to the executive, continued participation in all group insurance, life insurance, health and accident, and disability plans in which such executive was entitled to participate immediately prior to the Change in Control for a period ending on the earlier of twenty-four (24) months from the date of such Change in Control or until the date such executive is employed by another employer on a full time basis and under such new employment is entitled to substantially the same benefits.  If during this period such executive’s continued participation is prohibited by the terms of any such plan or by us for legal or other bona fide reasons, or during such period any such plan, program or arrangement is discontinued or benefits are materially reduced for all employees, we will be required to make other arrangements for him or, if that cannot be done at a commercially reasonable cost, to pay him that portion of the premiums or other costs of such plans allocable to him in the year prior to his termination.

If the payments and benefits described above due such executive under his employment agreement upon a Change in Control, either alone or together with other payments and benefits which he has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Code, they will be reduced in the manner determined by him and by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under the employment agreement being non-deductible by us pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The employment agreements contain procedures on how the determination will be made as to whether such payments and benefits would result in consequences under sections 280G and 4999 of the Code as well as how disputes between us and such executive regarding such determination will be resolved.

Change in Control Compensation Table

The following table summarizes the Change in Control Compensation that Messrs. Rickard, Chrisco, Cecil and Bauer (and Mr. Bottorff if he were still with the Company) would each receive, assuming each was entitled to receive such payment and assuming the Change in Control occurred as of December 31, 2008:

Name	Yearly Base Salary as of 12/31/08	Cost of Multiple of Base Salary to be Provided by the Company(1)	Cost of Personal Benefits to Company (2)(3)	Average Car Allowance for Past 2 Years	Cost of Multiple of Average Car Allowance to be Provided by the Company (4)	Average of Yearly Bonus Paid for 2007 and 2008	Cost of Multiple of Average Yearly Bonus to be Provided by the Company (5)	Total Payment
James D. Rickard, President/Chief Executive Officer	$262,000	$786,000	$36,105	n/a	$0.00	n/a	$0.00	$822,105

Paul A. Chrisco, Executive Vice President and Chief Financial Officer	$126,000	$252,000	$19,206	$7,200	$14,400	$15,750	$31,500	$317,106

Christopher L. Bottorff, Executive Vice President	$140,000	$280,000	$19,226	$7,200	$14,400	12,000	$24,000	$337,626

Kevin J. Cecil, Executive Vice President	$136,000	$272,000	*	$7,200	$14,400	$15,700	$31,400	$317,800

Michael K. Bauer, Executive Vice President, Chief Credit Officer	$175,000	$350,000	$19,224	$7,200	$14,400	$22,500	$45,000	$428,624

___________________________
*      Benefits were less than $10,000.

(1)	Three times yearly base salary for Mr. Rickard and two times the yearly base salary for Messrs. Chrisco, Bottorff, Cecil and Bauer.

(2)	Cost of personal benefits to Company for thirty-six (36) months for Mr. Rickard and twenty-four (24) months for Messrs. Chrisco, Bottorff, Cecil and Bauer.

(3)
The amounts reflected in this column for the Named executive Officers include (i) premiums paid for long-term disability insurance and (ii) the following benefits that Messrs. Rickard, Chrisco, Bottorff and Bauer would receive upon a Change in Control:

	Rickard	Chrisco	Bottorff	Bauer
Annual Cost of Health Insurance	$8,904	$8,904	$8,904	$8,904
Annual Cost of Life Insurance	$2,726	**	**	**
** Amount is less than 10% of total personal benefits that would be received upon a Change in Control.

(4)	Two times the average car allowance for the past two years, except for Mr. Rickard, who does not receive any payment with respect to his car allowance.

(5)	Two times the average yearly bonus paid for 2007 and 2008, except for Mr. Rickard, who does not receive any payment with respect to his bonus.

Compensation Committee Report

The Compensation Committee of our Board of Directors has furnished the following report:

The Compensation Committee determines the total compensation of the Company’s President/Chief Executive Officer.  With input from the Company’s President/Chief Executive Officer, the Compensation Committee also determines the total short-term and long-term compensation of the Directors and other executive officers of the Company.  The Compensation Committee does not have the power to delegate its authority.  The Compensation Committee does not have a charter.

To determine the compensation for the President/Chief Executive Officer, other executive officers and Directors, the Compensation Committee reviews the following items, if applicable:

•	the individual’s current total compensation package;
•	the Company’s financial performance;
•	how well the individual met the performance goals the Compensation Committee previously established for the individual;
•	the importance of the individual to the Company’s financial performance;
•	economic conditions within the industry;
•
industry surveys and other information regarding compensation paid to executives and directors performing similar duties for financial institutions in the Company’s market area or financial institutions of a size comparable to the Company, wherever located; and

•	the size of the Company and the complexity of its operations.

The Compensation Committee periodically reviews each component of the Company’s executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to various Company performance targets, which may include one or more of the following: diluted earnings per share, income, expenses, asset quality, operating margins, return on assets and return on equity.  The Compensation Committee places significant weight on the recommendations of our President/Chief Executive Officer, as well as economic conditions and peer group compensation surveys, to provide additional information to support the compensation planning process.  The Company engaged Mercer Human Resource Consulting in 2007 to gather market compensation data for certain executive positions.  The Company requested Mercer to benchmark the Company’s executives’ compensation using data only from nationally published survey sources and public findings. The Compensation Committee considered the results of the report by Mercer in evaluating the Company’s compensation programs in 2008 for certain executive officers, including the Named Executive Officers.  For the 2009 executive compensation packages, the Compensation Committee relied upon the compensation data that Mercer provided the Company in October and November of 2007, discussions it had with Mercer in December of 2008 and January of 2009, and considered the overall economic turmoil in the financial industry and the United States.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of the Company’s philosophy and procedures. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on the Compensation Committee’s review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2009 Annual Stockholder’s Meeting.

                                                                       COMPENSATION COMMITTEE

                                                         Timothy T. Shea, Chairman                Gary L. Libs

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee received fees (other than board and committee fees) totaling $120,000 or more during 2008.

In addition, Directors of the Company, including the members of the Compensation Committee (Timothy T. Shea and Gary L. Libs), have loans from Your Community Bank that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Stock Ownership by Directors and Executive Officers

The following table shows, as of March 12, 2009, the amount of our Common Stock that is beneficially owned by the members of our Board of Directors and our Named Executive Officers and by all of our Directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Not Subject to Options[1,2]		Number of Shares Subject to Exercisable Options[2]	Total Number of Shares Beneficially Owned	Percent of Class[3]
George M. Ballard	13,001	(4)	3,000	16,001	*
R. Wayne Estopinal	12,403	(5)	3,000	15,403	*
Gordon L. Huncilman	5,558	(6)	3,500	9,058	*
Gary L. Libs	112,991	(7)	4,000	116,991	3.59%
Norman E. “Ned” Pfau	10,000		0	10,000	*
James D. Rickard	6,364	(8)	22,300	28,664	*
Timothy T. Shea	107,347	(9)	4,000	111,347	3.42%
Kerry M. Stemler	55,116	(10)	4,000	59,116	1.82%
Steven R. Stemler	5,192	(11)	3,000	8,192	*
Michael K. Bauer	0		0	0	*
Kevin Cecil	3,693	(12)	9,100	12,793	*
Paul A. Chrisco	3,223	(13)	12,400	15,623	*

Total of all Directors and Executive Officers as a Group	356,023		90,100	446,123	13.35%

_____________________________
_____________________________
* Ownership is less than 1%.

(1)	All entries based on information provided to the Company by its Directors and executive officers.

(2)
For purposes of this table, a person is considered to beneficially own shares of Common Stock if he directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he has the right to acquire the shares under options which are exercisable currently or within 60 days of March 12, 2009.   Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted.  A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(3)
Shares of Common Stock attributed to a named person by virtue of options exercisable currently or within sixty days are deemed outstanding for purposes of computing the percentage of outstanding shares of Common Stock owned by such person (and for all Directors and executive officers as a group) but are not deemed outstanding for purposes of computing the percentage of any other person.

(4)	Includes 2,290 shares held in Mr. Ballard’s IRA.

(5)	All shares are owned jointly by Mr. Estopinal and his spouse.

(6)	Includes 2,843 shares held in Mr. Huncilman’s IRA and 2,714 shares held in his spouse’s IRA.

(7)	Includes 25,094 shares owned jointly by Mr. Libs and his spouse.

(8)	Includes 1,849 shares held in Mr. Rickard’s IRA and 330 shares owned jointly by Mr. Rickard and his spouse.

(9)	Includes 9,281 shares held in Mr. Shea’s IRA, 713 shares held in his spouse’s IRA and 41,022 shares held in the C. Thomas Young Family Trust, of which Mr. Shea serves as a co-trustee.

(10)
Includes 39,589 shares owned jointly by Mr. Kerry M. Stemler and his spouse, 333 shares owned by Mr. Stemler’s daughter, 3,945 shares held in Mr. Stemler’s IRA and 2,526 shares held in his spouse’s IRA.

(11)	All of such shares are owned jointly by Mr. Steven R. Stemler and his spouse.

(12)	Includes 544 shares held in Mr. Cecil’s IRA.

(13)    Includes 1,345 shares held in Mr. Chrisco’s IRA and 715 shares owned jointly by Mr. Chrisco and his spouse.

Report of the Audit Committee

The Audit Committee of the Board of Directors has furnished the following report:

The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board.  A copy of our Audit Committee Charter is available through the Investor Relations section (Corporate Governance subsection) of our website at the following address:  www.yourcommunitybank.com.  The Audit Committee will review and reassess the Charter annually and recommend any changes to the Board for approval.

Management is responsible for the preparation of the Company’s financial statements.  The independent registered public accounting firm is responsible for the audit of the consolidated financial statements.  The Audit Committee is responsible for overseeing the Company’s overall financial reporting process.  In fulfilling its responsibilities for the financial statements for fiscal year 2008, the Audit Committee:

•
Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and Crowe Horwath LLP, the Company’s independent registered public accounting firm at the time of the audit;

•	Discussed with Crowe Horwath LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct, scope and results of the audit; and

•	Received written disclosures and the letter from Crowe Horwath LLP regarding its independence (as required by the Public Company Accounting Oversight Board Rule 3520.)

The Audit Committee discussed with Crowe Horwath LLP such firm’s independence.  The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Audit Committee discussed with the independent auditors their audit plans, audit scope and identification of audit risks.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

                                                                                      AUDIT COMMITTEE

                                                       Gordon L. Huncilman, Chairman                    Timothy T. Shea
                               George M. Ballard

Independent Registered Public Accounting Firm

Preapproval Policies and Procedures.  The Audit Committee is responsible for appointing, setting compensation for and overseeing the work performed by the Company’s independent registered public accounting firm.  The Audit Committee has adopted policies regarding the use of the independent registered public accounting firm for permissible non-audit services.  A copy of these policies is available through the Investor Relations section of our website at the following address:  www.yourcommunitybank.com.  In accordance with that policy, the committee annually preapproves a list of specific services and categories of services, including audit, audit-related and non-audit services described below, for the upcoming or current fiscal year, subject to specified cost levels.  Preapproval may be granted by action of the full Audit Committee or by the Audit Committee Chairman under delegated authority.  Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee or the Audit Committee Chairman.  None of those services required use of the de minimis exception to preapproval contained in the SEC’s rules.

Fees and Related Disclosures for Accounting Services.  The aggregate fees we incurred for professional services rendered by Crowe Horwath LLP (formerly Crowe Chizek and Company LLC) were as follows:

Audit Fees – The aggregate fees incurred for professional services rendered by Crowe Horwath LLP for the audit of the Company’s annual consolidated financial statements for fiscal years ended December 31, 2008 and 2007, including the review of the interim consolidated financial statements included in the quarterly reports for 2008 and 2007, were $135,900 and $121,150, respectively.

Audit-Related Fees – The aggregate fees incurred for professional services rendered for various accounting matters provided by Crowe Horwath LLP for the fiscal years ending December 31, 2008 and 2007 were $1,875 and $3,020, respectively.

Tax Fees - The aggregate fees incurred for professional services rendered for tax related services by Crowe Horwath LLP for the fiscal years ending December 31, 2008 and 2007 were $35,105  and $48,226, respectively.  Services for both periods related to tax return preparation, assistance with taxing authority examinations, various tax consultations and tax credit opportunities.

All Other Fees - The aggregate fees incurred for services rendered by Crowe Horwath LLP to the Company, other than the services described above, were $4,708 for 2008 and $4,625 for 2007.  The services rendered for both years are related to automated work papers software and licenses.

All services provided by Crowe Horwath LLP in 2008 and 2007 were approved by the Audit Committee.  All fees were approved in accordance with the preapproval policy.  The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditors.

Items To Be Voted On

Proposal No. 1 – Election of Directors

Our Articles of Incorporation provide for a classified Board of Directors.  The Board of Directors is divided into three classes, which are as equal in number as possible.  The directors in each class serve for a term of three years, and one class is elected annually. At the Annual Meeting, you will be asked to elect three directors for a term to expire at the Annual Meeting of Stockholders to be held in 2012.  Any vacancies that occur after the directors are elected may be filled by the Board of Directors in accordance with the by-laws for the remainder of the full term of the vacant directorship.

Gordon L. Huncilman, Timothy T. Shea, and Steven R. Stemler are currently serving as directors in the class of directors whose terms expire at the Annual Meeting.  Our Board has nominated each of Messrs. Huncilman, Shea, and Stemler to serve a 3-year term, until our 2012 annual stockholders’ meeting (or until their successors have been elected and qualified).

Each of the nominees has agreed to serve as a director if elected.  Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of these nominees.  If any of them should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.  At this time, the Board of Directors knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Information About Director Nominees

The following biographies show the age and principal occupations during the past five years of each of the nominees for director and each director whose term continues beyond the Annual Meeting.  The biographies also show tenure as a director of our subsidiaries, Your Community Bank and The Scott County Bank.  Ages are shown as of March 12, 2009.

		Nominees for Three Year Terms Ending in 2012
Name	Age	Positions with the Company, Principal Occupations and Other Public Directorships	Year First Elected Director
Gordon L. Huncilman	52	Director of Your Community Bank since 1994. Part owner of Bert R. Huncilman & Son, Inc., a manufacturing company in New Albany, Indiana, since 1978. President and CEO, and part owner of Huncilman Enterprises, a real estate partnership, and Huncilman, Inc. and Gizmow, Inc., both assembly firms, all of which are located in New Albany, Indiana. Partner in Huncilman Commercial Properties in New Albany, Indiana.	1997
Timothy T. Shea	65	Director of Your Community Bank since 1986. Director of Community Bank of Kentucky, Inc. from 2002 until its merger with Your Community Bank in 2003. Director of Your Community Bank Nelson County Business Development Board. Partner in Shea and Young LLC, a real estate investment company located in New Albany, Indiana, since 1993.	1994
Steven R. Stemler	48	Director of Your Community Bank since 2002, having previously served as a Director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002. President and owner of The Stemler Corporation, a corporation providing both commercial and residential plumbing and irrigation services in Indiana and Northern Kentucky. President and sole owner of the Stemler Development Co. LLC, a land development business in Southern Indiana. Elected to the Indiana House of Representatives in 2007, representing District 71.	1997

The Board of Directors recommends that you vote FOR the election of each of the nominees for Director for a term expiring in 2012.

Information About Continuing Directors

		Members of the Board of Directors Continuing in Office
Name	Age	Directors Whose Terms Expire in 2010 Positions with the Company, Principal Occupations and Other Public Directorships	Year First Elected Director
R. Wayne Estopinal	53	Director of Your Community Bank since 2002, having previously served as a Director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002. Founder, President, and 100% owner of The Estopinal Group, LLC, an architectural firm in Jeffersonville, Indiana.	2004
Gary L. Libs	57	Vice Chairman of the Board of Directors since 2002. Director (since 1989) and Chairman of the Board (since May 2002) of Your Community Bank. President, Chief Executive Officer, and Owner of Libs Paving Co., Inc. in Floyds Knobs, Indiana, since 1972. President and Chief Executive Officer of Asphalt Supply Co. in Jeffersonville, Indiana, since 1992.	1994
Kerry M. Stemler	51
Director of Your Community Bank since 1994.  President and sole owner of KM Stemler Co., Inc., a construction company in New Albany, Indiana, since 1981. Partial owner of the following companies: KM Stemler Trucking, Inc., a commercial carrier in New Albany, Indiana;  Broadway Properties, LLC, a commercial real estate development company located in southern Indiana; Broadway Properties Management, LLC, a commercial real estate management firm located in southern Indiana; K&M, LLC, a real estate company in southern Indiana; KM Stemler Developers LLC, a commercial property development company  in southern Indiana; Bonterra LLC, a commercial real estate development company in southern Indiana; and Bridgeway Development LLC, a commercial real estate development company located in southern Indiana.

		1997
Name	Age	Directors Whose Terms Expire in 2011 Positions with the Company, Principal Occupations and Other Public Directorships	Year First Elected Director
George M. Ballard	61	Director of Community Bank of Kentucky, Inc. until its merger with Your Community Bank in 2003. Director of Your Community Bank Nelson County Business Development Board. Vice-President and partial owner of TEBCO, Inc., a farming and real estate partnership, since 1971. President and partial owner of Ballard Brothers, Inc., a farming and real estate partnership, since 1998. President and partial owner of Culpepper VII, LLC, a farming and real estate partnership, since April, 2002. Vice President, Treasurer and partial owner of Tom Ballard Co., LLC, a farming and real estate partnership.	2001
Norman E. “Ned” Pfau, Jr.	65	Director of the Company since 2007. President and CEO of Geo. Pfau’s Sons Co., a worldwide leader in processing and manufacturing of specialty fats and oils, headquartered in Jeffersonville, Indiana, since 1965.	2007
James D. Rickard	55	Director, President and Chief Executive Officer of the Company since 2000. Director of Your Community Bank since 2000. Director of Community Bank of Kentucky, Inc. from 2000 until its merger with Your Community Bank in 2003. Director of Your Community Bank Nelson County Business Development Board. Director of The Scott County State Bank since 2006.	2000

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

On the recommendation of the Audit Committee, the Board of Directors of the Company determined to engage Crowe Horwath LLP (“Crowe”) as its independent registered public accounting firm for the fiscal year ending December 31, 2009 and further directed that the selection of Crowe be submitted for ratification by the stockholders at the Annual Meeting.  Crowe served as the Company’s independent auditors for the years ended December 31, 2008, 2007 and 2006.

The reports of Crowe for the years ended December 31, 2008, 2007 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  During the years ended December 31, 2008, 2007, and 2006, and from the period from December 31, 2008 to March 1, 2009, there were no disagreements between the Company and Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Article X of the Company’s Bylaws states that the Company’s independent auditors will be appointed by the Board of Directors, with the appointment subject to annual ratification by the stockholders.  The Board of Directors and the Audit Committee of the Board of Directors will reconsider that appointment if it is not ratified by the stockholders.  The appointment will be deemed ratified if votes cast in its favor at the Annual Meeting exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the appointment.

The Company has been advised by Crowe that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients.   Crowe will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Executive Officers Who Are Not Directors

Set forth below is information about our executive officers who do not serve as Directors, including their business experience for at least the past five years and their ages as of March 12, 2009.  Officers of the Company are elected annually by the Board of Directors for a term of one year or until their successors are elected and qualify.

Name	Age	Positions with the Company, Your Community Bank and Business Experience
Michael K. Bauer	54
Executive Vice President and Chief Credit Officer of the Company and Your Community Bank since 2008. Executive Vice President, MainSource Bank, Greensburg, Indiana, from 2006 until 2008, having previously served as President, South Region, of MainSource Bank, New Albany, Indiana, from 2005 until 2006. President and Chief Executive Officer of Regional Bank, New Albany, Indiana, from 1996 until 2005.

Jeffrey Cash	47	Executive Vice President of the Company. Senior Vice-President (Audit and Risk Management) from 2003 until 2008. Internal auditor for the Company since 2000.
Kevin Cecil	54
Executive Vice President of the Company.  Senior Vice-President from  2002 until 2008.  Director of Your Community Bank since December 2001. President of the Indiana  Market Banking Division of Your Community Bank since August 2003 and Chief Executive Officer since August 2001.  Mr. Cecil has been in the financial services industry since 1977.

Paul Chrisco	40
Executive Vice-President and Chief Financial Officer of the Company.  Senior Vice President and Chief Financial Officer from 2001 until 2008.  Previously held financial officer and accounting positions with the Company since 1997

Jonathan Todd Frossard	27

Senior Vice President, Treasury Management Sales and Product Strategy for Your Community Bank from February, 2009 until the present.  Previously served as Vice President of Retail Administration for Your Community Bank from December, 2006 until January, 2009.  Served as a Branch Manager for Your Community Bank from June, 2004 until December, 2006.

Robert McIlvoy	48	Senior Vice-President of the Company since December 2001. Mr. McIlvoy has been in the financial services industry since 1984.
M. Diane Murphy	59
Senior Vice-President and Community Relations Officer of the Company since 2006 and Senior Vice President since 1996.  President of the Your Community Bank Charitable Foundation since 2006. Chief Human Resources Officer of Your Community Bank from April 2000 until 2006.  Community Relations Officer of Your Community Bank since 2006.  Affiliated with Your Community Bank since 1967.

Carl Page	60
Senior Vice President and Chief Human Resources Officer.   Vice President and Chief Human Resources Officer from 2006 until 2007.  Principal in Customer First Research Group, LLC, a consulting firm which provided consulting in various areas, including training, customer service and banking matters, from 2003 to 2006.

Bill Wright	49
Executive Vice President, Treasurer and Director of Planning for the Company.  Senior Vice President, Treasurer and Director of Planning from 2006 until 2008.  Vice President and Controller from February 2006 to November 2006.  Chief Financial Officer of Citizens First Corporation, of Bowling Green, Kentucky, from 2000 until 2005.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.